UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): July 27, 2015

Mallinckrodt public limited company

(Exact name of registrant as specified in its charter)

Ireland	001-35803	98-1088325
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Perth House, Millenium Way

Chesterfield, Derbyshire, United Kingdom S41 8ND

(Address of principal executive offices)

+44 424 626 3051

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 27, 2015, Mallinckrodt Group S.à r.l., Mallinckrodt U.S. Holdings Inc., Mallinckrodt Netherlands Holdings B.V., Mallinckrodt Finance GmbH, Ludlow Corporation, Mallinckrodt Holdings GmbH and Mallinckrodt International Finance S.A., (collectively, the “Sellers”), each a subsidiary of Mallinckrodt plc (the “Company”), entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Guerbet S.A. (the “Buyer”) for the sale of (i) the Company’s contrast media and delivery systems business, which primarily consists of the selling, marketing, distributing, manufacturing and servicing of diagnostic contrast media products and delivery devices (the “CMDS Business”) and (ii) the Company’s Urology business, which primarily consists of selling, marketing, distributing, servicing and assembling urology imaging systems (the “Urology Business” and, collectively, the “Business”), to the Buyer in exchange for $270 million in cash. Under the terms of the Purchase Agreement, the Buyer will acquire the Sellers’ equity ownership of twenty-nine subsidiary entities across twenty-six countries that conduct the Business. The purchase price is subject to customary post-closing adjustments for levels of cash, indebtedness and net working capital at closing.

The closing of the transactions contemplated by the Purchase Agreement is subject to satisfaction or waiver of customary closing conditions, including receipt of required regulatory approvals, accuracy of representations and warranties of the parties (subject to customary materiality and material adverse effect qualifiers), and compliance with covenants in all material respects and the absence of a material adverse effect on the acquired Business and assets since the execution date of the Purchase Agreement (subject to certain customary exceptions). The transaction contemplated by the Purchase Agreement is expected to close within the next three months.

The Purchase Agreement contains customary termination rights for each of the Sellers and the Buyer, including, among others, by either Sellers or Buyer if the closing has not occurred prior to July 27, 2016.

In connection with the closings of the transactions contemplated by the Purchase Agreement, the Sellers and the Buyer will enter into certain other agreements, including (i) a transition services agreement pursuant to which the Sellers will provide the Buyer with certain transition services for a limited time period following the closings and (ii) a license agreement pursuant to which the Sellers will grant to the Buyer a license in and to certain patent rights of the Sellers.

The foregoing summary of the Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Purchase Agreement filed herewith as Exhibit 2.1, which is incorporated herein by reference.

The Purchase Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, Sellers or Buyer or any of their affiliates, their respective businesses, or the actual conduct of their respective businesses during the period prior to the closing of the transactions contemplated by the Purchase Agreement. The Purchase Agreement contains representations and warranties that are the product of negotiations among the parties thereto and that the parties made to, and solely for the benefit of, each other as of specified dates. The assertions embodied in those representations and warranties are subject to qualifications and limitations agreed to by the respective parties and are also qualified in important part by a confidential disclosure schedule delivered by Sellers in connection with the Purchase Agreement. The representations and warranties may have been made for the purpose of allocating contractual risk between the parties to the Purchase Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.

Item 7.01.	Regulation FD Disclosure.

On July 27, 2015, Mallinckrodt issued a press release announcing the execution of the Purchase Agreement described above. A copy of the press release is furnished as Exhibit 99.1 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

2.1*	Stock Purchase Agreement, dated as of July 27, 2015, by and between Mallinckrodt Group S.à r.l., Mallinckrodt U.S. Holdings Inc., Mallinckrodt Netherlands Holdings B.V., Mallinckrodt Finance GmbH, Ludlow Corporation, Mallinckrodt Holdings GmbH, Mallinckrodt International Finance S.A. and Guerbet S.A.

99.1	Press Release issued by Mallinckrodt plc on July 27, 2015, announcing the execution of the Stock Purchase Agreement.

*	Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedules and exhibits will be furnished supplementally to the SEC upon request.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 28, 2015

MALLINCKRODT PUBLIC LIMITED COMPANY

By:	/s/ Kenneth L. Wagner
Name: Title:	Kenneth L. Wagner Vice President and Corporate Secretary

Exhibit Index

Exhibit No.	Description

2.1*	Stock Purchase Agreement, dated as of July 27, 2015, by and between Mallinckrodt Group S.à r.l., Mallinckrodt U.S. Holdings Inc., Mallinckrodt Netherlands Holdings B.V., Mallinckrodt Finance GmbH, Ludlow Corporation, Mallinckrodt Holdings GmbH, Mallinckrodt International Finance S.A. and Guerbet S.A.

99.1	Press Release issued by Mallinckrodt plc on July 27, 2015, announcing the execution of the Stock Purchase Agreement.

*	Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedules and exhibits will be furnished supplementally to the SEC upon request.